Exhibit 99.28(q)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, NORTH CAPITAL FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”), periodically files amendments to its Registration Statement (File Nos. 333-228904 and 811-23404) with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Treasurer, Principal Financial Officer and Principal Accounting Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE and ANDREW J. DAVALLA as attorneys for her and in her name, place and stead, and in her office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust’s Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 28 day of May, 2019.

/s/Stephanie Holt
Stephanie Holt
Treasurer, Principal Financial Officer and Principal Accounting Officer

State of Utah	)
	)	ss:
County of Salt Lake	)

On this 28 day of May, in the year 2019, before me, Linsey M. Harkness a notary public, personally appeared Stephanie Holt, proved on the basis of satisfactory evidence to be the person who name is subscribed to this instrument, and acknowledged she executed the same.

Witness my hand and official seal.

/s/Linsey M. Harkness
Notary Public, State of Utah
Commission Expires April 12, 2022